Exhibit (c)(4)

[Strictly CONFIDENTIAL – Not For Circulation]
Valuation Reference Materials
[November 2016]
WIP - Draft

[Strictly CONFIDENTIAL – Not For Circulation]
Blackbird Summary of Current Offer Rationale
Our offer is recommendable – we wanted that to be the case – we consider our partnership with Raven as too important
As such, valuation is stretched – reference the 16.3x LTM multiple – above any developed market tobacco company multiple paid before, despite limited synergies
We are not solving for any one metric, our analysis of the financial case for this transaction utilises a range of different methodologies in keeping with our financial policy
And, across the full range of metrics we are using, the deal is tight, some key examples
– EPS – only mid-single digit in year 3 – below recent comparables
– ROIC is very stretched
– Capitalised synergies are less than premium paid
– [Fundamental value on a multiple and DCF basis – 16.3x multiple]
– [Financial leverage of Baa2 (a two notch downgrade) which is critical for us due to several reasons]
This belief has been supported by the feedback we have received from shareholders post announcement and the range of analyst views published since
– [Many shareholders, including some of our largest and others that are significant holders in Raven, have cautioned us against increasing our offer and strongly endorsing BAT’s message of financial discipline]
We therefore need any value increase to be derived from additional value sources

[Strictly CONFIDENTIAL – Not For Circulation]
Key Negotiation Perspectives
Illustrative Raven Arguments
1 Headline Offer Value
– Premium is low for a control transaction
– Approach is opportunistic due to a weak pre-trading period
– Multiples are incorrectly characterised - LTM should use 2016E - and Lapwing is not comparable given significant disposals and impact of QE on all sector multiples
– The offer does not accurately reflect upside Blackbird is receiving from the acquisition
• Some analysts had higher price targets than the offer
• The financing environment is favourable and there are tax benefits not priced into the offer
2 Value of Blackbird Equity
– Value of equity in offer should be discounted due to risk from Blackbird share price volatility, FX and flowback
– Raven shareholders should be entitled to full 2017 dividends
3 Pro Forma Business Plans
– There is capacity to increase offer via debt given cash generation of combined entity and potential for tax benefits
– The offer does not capture full upside of Raven standalone from Lapwing synergies and NGP growth
– Further synergies are achievable
Blackbird Negotiation Principles
1 Headline Offer Value
– LTM multiple represents the highest paid for a developed market company and a premium to the Lapwing acquisition multiple
– The price and implied multiples are also:
• Consistent with those paid for large-cap global consumer companies, many of which had greater synergies, and
• At a premium to both Raven’s all-time-high share price and P/E
– The premium paid is greater than synergy value
– The reference share price included all Lapwing benefit and bid speculation
2 Value of Blackbird Equity
– Raven shareholders are given important exposure to the continuing upsides of the combined business
– The offer implies significant look-through value based on Blackbird price targets
– Volatility and risk are limited as there is strong support by
Blackbird shareholders, Blackbird performance on a USD basis is in-line with Puffin and flow back risk (expected ~15 days trading) 3 is manageable
Pro Forma Business Plans
– All financial metrics are stretched (ROIC, EPS accretion)
– Blackbird is not willing to be at leverage levels that risk a rating below Baa2, which is already a 2 notch downgrade from current
– Post-tax cost of debt has been minimised taking into account the related risks
– Until further diligence, Blackbird only sees value upside of up to $400m from synergies in the combined entity

[Strictly CONFIDENTIAL – Not For Circulation]

1 Potential Raven Arguments – Headline Offer Value

	Potential Raven Arguments	Blackbird Rebuttals	Pages
A Premium and Reference Trading	▪ Premium is low for a control transaction ▪ Opportunistic approach due to the weak trading period post Q2/Q3 results ▪ Premium has eroded due to reduction in Blackbird share price	▪ No defined rule for premia exists – premium is situation specific to valuation / trading pre offer – Danone / Whitewave low premium due to high valuation – Pepsico / Pepsi Bottlers high premium due to very weak pre approach trading ▪ Recent Raven trading levels appropriately reflect the underlying business trajectory ▪ 52 week high based on low volumes and before weak financial performance in Q2 and Q3 led to declining market growth outlook ▪ Premium paid greater than the value of synergies ▪ Some M&A bid speculation likely to have been in the Raven share price ▪ Blackbird share price moves due to technical (i.e. short-term arb pressure) and wider market moves that would have similarly affected Raven	7 - 9
B Relative Multiples	▪ NTM P/E differential of ~1x at approach versus ~3x average since the completion of Lapwing acquisition	▪ P/E differential has moved around over the last ten years with Blackbird often trading at a premium – Approach differential still above the long-run average ▪ Offer PE is ~1x above all time trading high ▪ Significant correlation of P/E with interest rates – increasing expectations for a rate rise in U.S. explains relative performance – Higher likelihood of a near-term rate increase in U.S. may lead to further Raven multiple deterioration and narrowing of multiple differential	10 - 11
C Offer Multiple	▪ LTM multiple should be referenced to 2016E given that is when the transaction will be agreed ▪ 2016E multiple only in-line with the Souza Cruz squeeze-out, should be at a premium given a control transaction ▪ Lapwing multiple is not a fair comparison as deal required significant disposals	▪ Offer represents the highest multiple paid for a tobacco company in a developed market ▪ Synergised multiples in precedent tobacco deals significantly below our proposal ▪ Fairly modest premium for Souza Cruz justified by high multiple paid, strong trading valuation prior to offer and low synergy opportunity ▪ Lapwing also had significantly higher synergies [$800m versus $400m] which reduced the synergised multiple to 11x from 13x (un-synergised multiple of 13x versus 18x adjusted for disposals)	12 - 13

3

[Strictly CONFIDENTIAL – Not For Circulation]
1 Potential Raven Arguments – Headline Offer Value
Potential Raven Arguments
D
Prior to approach, three analysts had higher price targets than the offer Analyst Top end of range of $62 materially above Price offer level
Targets
E
The deal appears highly accretive to Blackbird Structuring Favourable financing environment and tax Upsides arbitrage opportunities are not appropriately reflected in the offer price
F
Stronger growth from lower volume decline, higher market share growth, higher pricing Raven growth or more synergies Business Higher long-term growth from NGP in the Plan 2019E-2021E management plan Enhanced buyback beyond the $2bn announced to the market
Blackbird Rebuttals Pages
Nine analyst price targets are currently in line with or below the offer price Of the three price targets above the offer, two are forward price targets and the third is based on a multiple and EPS that are both significantly 14 above consensus Blackbird target prices have been upgraded and support a look through offer value of c.$60
ROIC is low and only meets our minimum level by year 5
Analysts as well as shareholders have expressed concerns about the returns profile 15 - 17 Analysts believe EPS accretion is low single digits, and those with higher accretion forecasts have mistakes
Higher EBITA growth can be achieved by a combination of higher pricing growth, lower industry decline, higher market share and higher margin
The business case ranges considered have been benchmarked 18 against analyst expectations Benchmarking against Raven historical performance has also been undertaken

[Strictly CONFIDENTIAL – Not For Circulation]

2 Potential Raven Arguments – Value of Blackbird Equity

	Potential Raven Arguments	Blackbird Rebuttals	Pages
A **Share Price Volatility**	▪ Blackbird share price has declined after approach ▪ Blackbird has traded up to 11% below the unaffected price, highlighting the uncertain nature of the value of the equity in offer	▪ Positive response by Blackbird shareholders on day of announcement ▪ Negative trading has been a result of arbitrage funds which is shown by higher volume / price decline during U.S. trading hours ▪ Raven has traded consistently below the look through offer price showing the market believes in the value of the offer ▪ Blackbird target prices have increased following the announcement showing the fundamental value to Raven shareholders ▪ Consumer staple stocks have witnessed secular decline post approach driven by increased macro uncertainty and increase in Treasury/Gilt yield	19
B **FX Risk**	▪ Blackbird share price dependent upon a weak pound ▪ Value of equity would drop significantly if Sterling rates reverted to the long-term mean and would result in a Blackbird share price decline	▪ Fundamentally Blackbird is not a Sterling business, c.6% of earnings are UK / Sterling based ▪ Blackbird has performed in line with Puffin on a USD basis ▪ Stronger Sterling rate would reduce EPS but the share price impact would be offset by the rate change	20
C **Flowback**	▪ Equity portion of offer has to be discounted to factor in flowback from forced Raven sellers	▪ Significant expected index demand in the UK likely to reduce the impact ▪ Technical flowback calculated to be only 15 days of trading; therefore minimal price disruption is anticipated	21 - 23
D **Dividends**	▪ BAU dividends need to be allowed for Raven shareholders given uncertain and lengthy period to completion ▪ Raven shareholders should be eligible for the Blackbird final 2017 dividend payment (in 1H 2018) as well given timing differences of dividend payments	▪ [Base case for dividend to be discussed] **Key Messages** ▪ [Raven shareholders to receive dividends in line with past practice for the period of Raven ownership ▪ Any additional value from dividends either from Raven or Blackbird would need to be adjusted for in offer value]	24 - 25

5

[Strictly CONFIDENTIAL – Not For Circulation]
3 Potential Raven Arguments – Pro Forma Business Plan
Potential Raven Arguments
A
More debt capacity within stated target of
“solid investment grade credit rating”
Higher Pro A Baa3 / BBB- rating in the combined Forma entity should be acceptable given the Leverage strong cash generation of the combined group
B
Base case 100% deductibility of acquisition interest Intercompany loan structures to drive reduced blended tax rate
Tax Structuring
C
Greater synergy opportunity than $400m Synergies Need to take into account the withholding tax
Blackbird Rebuttals Pages
Reference materials with more detailed arguments
Key Messages
Financing and tax support a strategic transaction - this is not a financing and tax driven transaction We have minimised the post-tax cost of funding and can deliver the equivalent of a tax deduction for our full acquisition debt Our tax structure is something we have considered carefully, and represents a balanced level of risk given the scale of our investment There is currently significant public scrutiny on the tax affairs of large multi-national corporations such as ours and much could change in future
– We will not pay more for taking on additional tax risks, even if it could be argued these create potential value Our financing delivers security through duration and currency mix and maintains just enough flexibility for future equity enhancing investment opportunities
We have done outside in work on our synergy case, but further diligence could unlock more opportunity which we would welcome Base case financial analysis based on $400m

[Strictly CONFIDENTIAL – Not For Circulation]
1A Premium and Reference Trading
Raven Share Price Performance since 2014 and Illustrative VWAP Ranges
Prem. @ VW AP Price $56.50
Unaffected 47.17 19.8% A 1 mo 47.05 20.1% B 3 mo 48.65 16.1% C 6 mo 49.62 13.9% b 12 mo 48.72 16.0% D Post-Oak 46.26 22.1% E 18 mo 45.13 25.2% F 24 mo 42.82 31.9% G 36 mo 37.90 49.1%
Only ~6% of LTM volume between $52.00 and
$54.00
-Raven ($)
B b C A D E
F
G
$ 60 55 50 45 40
35
30 25 20
Jan-2014 Apr-2014 Jul-2014 Oct-2014 Jan-2015 Apr-2015 Jul-2015 Oct-2015 Jan-2016 Apr-2016 Jul-2016 Oct-2016
Source: FactSet, Bloomberg. 7 Note: VWAPs calculated from the unaffected date (20th October 2016). Premium calculation based on offer proposal set forth to Raven on the 21st October 2016 ($56.50 per share). Post-Oak is as of 12 June 2015, date closing of transaction.

[Strictly CONFIDENTIAL – Not For Circulation]
1A Premium and Reference Trading
Historical Raven Price Target and Share Price Relationship
There is an average $3.25 lag between the Raven share price and median Raven price target over the last two years, which, since Raven’s Q2’16 earnings, has expanded to a gap of over $5
Raven Price Target and Share Price over the Last Two Years
Lapwing close to Unaffected
Average share price to median price target: $3.73
$53.17
$53.00 Unaffected
$5.83 $47.17
$60.00
$53.00
$46.00
$39.00
$32.00
$25.00
Oct-14 Jan-15 Apr-15 Jul-15 Oct-15 Jan-16 Apr-16 Jul-16 Oct-16
- Raven Share Price - Raven Price Target Price (Median) -- Raven Price Target (Average)
Source: Analyst Research and FactSet.
Note: All periods end at the unaffected date (20 October 2016).

1A Premium and Reference Trading

[Strictly CONFIDENTIAL – Not For Circulation]

Premium vs. Synergies

Premium paid to Raven shareholders is greater than the value of the synergies


Premium at unaffected date(1)
Capitalised Value of $400m Cost Synergies
$7.8bn
($3.4bn)
(~$4.11 / share)
$4.3bn

Cost synergies run-rate ($m)	400.0
Assumed Raven Tax rate	*37.0%*
Post-tax cost synergies ($m)	252.0
Blackbird NTM P/E	*17.2x*
Capitalised Value ($m)	**4,337**

Analysts Views

J.P.Morgan: "Raven's offer implies a premium of **$8bn** above Raven's standalone value for the 58% stake it does not currently own, while the post-tax value of synergies applying a multiple of 18x earnings is JPMe **$4.5bn**" *(25-Oct-16)*

Societe Generale: "**The modest synergies available is a limiting factor on the potential takeout price**, therefore suggesting that Blackbird might walk away if the required price got too high" *(27-Oct-16)*

Bank of America Merrill Lynch: "The $47bn total offer to the non-Blackbird shareholders in Raven (NBS) compares to the value of their holding pre the offer of $39bn. **This is a premium offer of $7.5bn**. We see the **capitalised value of the cost saves** ($400m) from integration equating to **$4.5bn**. With NBS owning 19% of the enlarged Blackbird-Raven entity at the end of the merger, the net value benefit to Blackbird shareholders of the cost saves is $3.6bn. So at this point, **Blackbird shareholders are down c$4bn of value**" *(21-Oct-16)*

Citi: "The **takeover premium (equivalent to $7.7B)** is already nearly 20x the pretax value of the synergies ($400MM) – which means in effect **the external shareholders are obtaining substantially the entire value of the synergies**" *(21-Oct-16)*

(1) Unaffected premium based on 831m shares at offer which include impact of 6.6m dilutive RSUs (excluding shares owned by Blackbird).

9

[Strictly CONFIDENTIAL – Not For Circulation]
1B Relative Multiple
Raven-Blackbird Long-Run P/E Differential
Blackbird and Raven NTM P/E Evolution and Differential over the Last 10 Years
Blackbird NTM P/E Raven NTM P/E Raven STM P/E
• Ahead of Q2 results Raven was benefiting from a number of factors that have changed in the prevailing period to approach including: benign volume environment; MSA credit expiry not a focus of the market, increased likelihood of Fed rates hike; run-rate synergies not in EPS; and expected over delivery of synergies
Offer P/E 22.5x
18.8x
17.7x
Blackbird Raven
At Approach 17.7x 18.8x 1.1x Avg. post Lapwing 17.3x 20.1x 2.8x 10yr Average 14.5x 14.2x (0.3x)
23.5x
21.0x
18.5x
16.0x
13.5x
11.0x
8.5x
6.0x
Jun-06 Jun-07 Jun-08 Jun-09 Jun-10 Jun-11 Jun-12 Jun-13 Jun-14 Jun-15 Jun-16
NTM P/E Delta
6.0x
3.0x
0.0x
(3.0x)
(6.0x)
Jun-06 Jun-07 Jun-08 Jun-09 Jun-10 Jun-11 Jun-12 Jun-13 Jun-14 Jun-15 Jun-16
+1.1x
Source: FactSet as of 20 October 2016 (unaffected date). 10 Note: Offer P/E calculated using offer price ($56.50) and consensus NTM EPS of $2.51.

[Strictly CONFIDENTIAL – Not For Circulation]
1B Relative Multiple
P/E and Treasury Yield Correlation
A likely increase in US rates first means more downside risk in Raven’s P/E
Raven and Albatross NTM P/E Multiple vs. US 10Y Yield (L3Y)
NTM P/E
24.0x
22.0x
20.0x
18.0x
16.0x
14.0x
12.0x
Nov-13 Nov-14 Nov-15 Nov-16
Oak leak Oak announcement
Raven / US 10Y R2 = 0.6774
Albatross / US 10Y R2 = 0.8397
Flight announcement
1.0%
21.0x
1.5%
1.8%
2.0%
18.7x Yield (%)
2.5%
3.0%
3.5%
Albatross Raven US 10Y Treasury Yield
Blackbird NTM P/E Multiple vs. UK 10Y Yield (L3Y)
NTM P/E
22.0x
20.0x
18.0x
16.0x
14.0x
12.0x
Nov-13 Nov-14 Nov-15 Nov-16
0.0%
1.2%
0.5%
1.0%
1.5% Yield
2.0% (%)
2.5%
3.0%
3.5%
Blackbird / UK 10Y R2 = 0.7217
Blackbird UK 10Y Treasury Yield
Source: FactSet as of 10 November 2016

1C Offer Multiple

[Strictly CONFIDENTIAL – Not For Circulation]

Overview of Offer Multiple

	Metric	Post-Offer Low	Post-Offer High	Current	At Offer
Illustrative Look Through Offer Price ($)		**$52.69**	**$57.85**	**$53.33**	**$56.50**
Implied % Premium to Unaffected ($47.17)		*11.7%*	*22.6%*	*13.1%*	*19.8%*
Implied % Premium to 3-mo VWAP ($48.65)		*8.3%*	*18.9%*	*9.6%*	*16.1%*
Implied % Premium to Unaffected 52-wk intraday high ($54.48)		*(3.3%)*	*6.2%*	*(2.1%)*	*3.7%*
Cash Consideration Per Share		24.13	24.13	24.13	24.13
Equity Consideration Per Share[(1)]		28.56	33.72	29.20	32.37
Exchange Ratio		*0.5502*	*0.5502*	*0.5502*	*0.5502*
Blackbird Share Price (£)[(2)]		**42.37**	**50.03**	**43.32**	**48.03**
Cash Consideration Value[(3)]		20.1	20.1	20.1	20.1
% Cash Consideration		*45.8%*	*41.7%*	*45.2%*	*42.7%*
Equity Consideration Value[(4)]		23.7	28.0	24.3	26.9
% Equity Consideration		*54.2%*	*58.3%*	*54.8%*	*57.3%*
Offer Value ($bn)		**43.8**	**48.1**	**44.3**	**47.0**
Plus: Net Debt[(5)]		11.3	11.3	11.3	11.3
Plus: Other Adjustments[(6)]		1.5	1.5	1.5	1.5
Transaction Value ($bn)		**56.6**	**60.9**	**57.1**	**59.7**
Implied Enterprise Value for 100% of Raven ($bn)		***88.3***	***95.7***	***89.2***	***93.7***
Implied Multiples - Consensus Estimates	**Metric**				
LTM EV/EBITDA (30 Sep 2016)	$5.7bn	15.4x	16.7x	15.6x	16.4x
LTM EV/EBITDA (MSA NPM Adjusted)[(7)]	$5.4bn	16.3x	17.6x	16.4x	17.3x
2016E EV/EBITDA	$6.0bn	14.8x	16.1x	15.0x	15.7x
2016E EV/EBITDA (Incl. Full Lapwing Synergies)[(8)]	$6.1bn	14.5x	15.8x	14.7x	15.4x
2017E EV/EBITDA	$6.4bn	13.7x	14.9x	13.9x	14.6x
2016E P/E	$2.30	22.9x	25.1x	23.2x	24.5x
2016E P/E (Incl. Full Lapwing Synergies)[(8)]	$2.36	22.4x	24.6x	22.6x	24.0x
2017E P/E	$2.55	20.7x	22.7x	20.9x	22.2x

Source: Company filings and FactSet as of 10 November 2016.
Note: USD in millions except per share values.
(1) Reflects the implied equity consideration per share based on the reference Blackbird share price, a GBP:USD exchange rate of 1.2250x and offer exchange ratio of 0.5502x.
(2) Reflects the intraday low and high Blackbird share price post-offer (on 24 October 2016 and 21 October 2016, respectively), the current Blackbird share price and the Blackbird share price at offer.
(3) Based on the offer cash consideration per share and 1,432mm of "Raven fully diluted shares," which include1,426mm Raven basic shares and 6.6mm of RSUs, of which 2.2mm assume full issuance under Raven performance measures.
(4) Based on the implied equity consideration per share and 1,432mm of "Raven fully diluted shares," which include1,426mm Raven basic shares and 6.6mm of RSUs, of which 2.2mm assume full issuance under Raven performance measures.
(5) Based on $13.3bn debt outstanding and $2.0bn in cash and cash equivalents as of 30 September 2016 (does not include pension liability).
(6) Reflects after-tax pension liability based on $2.2bn of long-term retirement benefit liability as of 30 September 2016 and $91m of current retirement benefit liability as of 31 December 2016 and a 37% tax rate.
(7) EBITDA adjusted for $300m of LTM NPM credits, EV adjusted for $126m of NPM NPV value (6.5% cost of capital).
(8) Assumes 60% of the announced $300mm cost synergies are realised in 2016E; EBITDA metric reflects the sum of analyst consensus 2016E EBITDA of $6.0bn and $120mm of cost synergies; EPS metric reflects the sum of the analyst consensus 2016E EPS of $2.30 and after-tax per share value of $0.05 (based on a tax rate of 37% and diluted Raven shares outstanding of 1,432mm).

12

[Strictly CONFIDENTIAL – Not For Circulation]
1C Offer Multiple
Precedent Tobacco Multiples
17.3x = LTM NPM-adjusted offer multiple based on $56.50 offer price(1)
16.4x = LTM offer multiple based on $56.50 offer price
16.1x = LTM incl. full Lapwing synergies(2), based on $56.50 offer price
15.8x 15.3x = LTM $400m cost synergy-adjusted multiple based on $56.50 offer price
EV / LTM EBITDA
15.7x
14.2x 14.1x
13.9x 13.6x
13.0x
11.2x
14.9x Lapwing Multiple Adjusted for Current Financing Environment (3)
13.1x
12.8x 12.7x
12.0x
11.8x
11.0x
10.7x
9.5x 10.0x
7.9x
10.0x
8.6x
7.7x
6.7x
5.2x
Americas Global Synergy-adjusted multiple
75th percentile: 13.9x Median: 12.8x 25th percentile: 11.8x
Target
Acq.
Date
EV ($bn)
SOUZA CRUZ Altadis RAI Reynolds American SAMPOERNA CONWOOD Lorillard GALLAHER GROUP Plc REEMTSMA UST ETI Rothmans BENSON & HEDGES Commonwealth BRANDS INC Rothmans
BRITISH AMERICAN TOBACCO Imperial Tobacco JTi PHILIP MORRIS RAI Reynolds American RAI Reynolds American JTi Imperial Tobacco Altria BRITISH AMERICAN TOBACCO PHILIP MORRIS IMPERIAL TOBACCO BRITISH AMERICAN TOBACCO
Feb-15 Jul-07 Mar-99 Mar-05 Apr-06 Jul-14 Dec-06 Mar-02 Sep-08 Jul-03 Jul-08 Feb-07 Jan-99
10.9 21.5 8.0 5.2 3.5 27.4 19.0 5.1 11.7 2.5 3.3 1.5 9.8
Source: FactSet and Company Filings.
Note: Announcement multiple based on Blackbird share price of £48.03 and Raven share price of $47.17 (as of 20 October 2016), offer exchange ratio of 0.5502x and cash offer per share of $24.13. Current implied multiple based on Blackbird share price of £48.03 as of 11 November 2016. Raven market value based on outstanding basic shares of 1,425.8m and 6.6m RSUs as of September 2016. Enterprise value adjustments of $2.0bn for cash & equivalents, debt of $13.3bn and post-tax pension liability of $1.2bn as of September 2016. Blackbird / Raven multiples based on consensus LTM EBITDA as of September 2016. (1) EBITDA adjusted for $300m of LTM NPM credits, EV adjusted for $126m of NPM NPV value (6% cost of capital). (2) Assumes 60% of the announced $300mm cost synergies are realised in LTM (as of September 30 2016), EBITDA metric reflects $120mm of cost synergies. (3) Please refer to appendix page for more detail.

1D Analyst Price Targets

[Strictly CONFIDENTIAL – Not For Circulation]

Analyst Price Target Analysis

Price target deltas and implied look-through value for Raven

Broker	Date	Target price [a] – Blackbird Pre-offer (£)		Blackbird Current (£)	Raven Pre-offer ($)		Raven Current ($)	Look-through offer based on Blackbird TP ($)
Credit Suisse	11-Nov-16	53.50 (Buy)	↓	51.75 (Buy)				59.01
Jefferies	09-Nov-16	60.00 (Buy)	↓	58.00 (Buy)	62.00 (Buy)	—	62.00 (Buy)	63.22
Morgan Stanley	02-Nov-16	51.00 (Hold)	↑↑	54.00 (Buy)	52.00 (Hold)	—	52.00 (Hold)	60.53
RBC	27-Oct-16	43.00 (Sell)	↑	44.00 (Sell)	54.00 (Buy)	—	54.00 (Buy)	53.79
SocGen	27-Oct-16	52.00 (Hold)	↑	54.00 (Buy)				60.53
Wells Fargo	27-Oct-16				55.00 (Buy)	—	55.00 (Buy)	
JP Morgan	25-Oct-16	54.20 (Buy)	—	54.20 (Buy)				60.66
BAML	24-Oct-16	58.00 (Buy)	—	58.00 (Buy)	55.00 (Buy)	—	55.00 (Buy)	63.22
BNP Paribas	24-Oct-16	49.00 (Hold)	↑	53.00 (Hold)				59.85
Citi	24-Oct-16	54.00 (Buy)	—	54.00 (Buy)	57.00 (Buy)	—	57.00 (Buy)	60.53
CLSA	24-Oct-16	51.00 (Sell)	—	51.00 (Sell)	52.00 (Buy)	↑↓	55.00 (Sell)	58.50
Cowen	23-Oct-16	48.40 (Hold)	↑	50.30 (Hold)	57.00 (Buy)	—	57.00 (Buy)	58.03
Barclays	21-Oct-16	49.75 (Hold)	↑	51.00 (Hold)	52.00 (Buy)	—	52.00 (Buy)	58.50
Berenberg	21-Oct-16	51.50 (Hold)	—	51.50 (Hold)	54.00 (Buy)	—	54.00 (Buy)	58.84
Cenkos	21-Oct-16	No TP (Buy)	—	No TP (Buy)				
SBG	21-Oct-16	49.25 (Hold)	↑	50.00 (Hold)				57.83
UBS	21-Oct-16	53.00 (Buy)	—	53.00 (Buy)	52.00 (Hold)	—	52.00 (Hold)	
Average		**51.84**		**52.52**	**54.73**		**55.00**	**59.50**
Δ to undisturbed[b]		7.9%		9.3%	16.0%		16.6%	26.1%

a) *Arrows indicate change post offer announcement*
b) *Undisturbed pre-offer price (£48.03 for Blackbird, $47.17 for Raven)*
Note: Look-through premium calculated as offer cash per share ($24.13) plus exchange ratio (0.5502) multiplied by Blackbird share price in USD
Source: Broker research

14

1E Structuring Upsides

[Strictly CONFIDENTIAL – Not For Circulation]

Analyst ROIC and WACC Estimates

Analyst WACC Estimates



8.0%
7.7%
7.5%
7.5%
7.2%
7.0%
6.9%
6.5%
Average 7.3%
CREDIT SUISSE
UBS
Morgan Stanley
SOCIETE GENERALE
BNP PARIBAS
BARCLAYS
RBC Capital Markets
Bank of America Merrill Lynch
Pre/Post annc.
21-Sep-16
21-Oct-16
02-Nov-16
27-Oct-16
24-Oct-16
29-Jul-16
27-Oct-16
24-Oct-16

Selected analysts' ROIC commentary

RBC Capital Markets 27-Oct-16

"Under the original offer…we estimate the deal would be 4.7% EPS enhancing and leave Blackbird with Net Debt/EBITDA of 3.1x, delivering an incremental ROIC post-synergies of 4.4%. Not exceptional, but adequate in our opinion."

citi 24-Oct-16

"Because of the relatively high price paid, we estimate the deal is only very modestly EPS accretive, and the ROIC is low. …The ROIC on the deal is only about 4.5 - 5.5%."

BNP PARIBAS 24-Oct-16

"Given the lack of overlap this was always likely to be a 'strategic' acquisition, and while we don't yet have all the detail that an agreed offer would entail we estimate that ROIC would not meet WACC until year 9."

BARCLAYS 21-Oct-16

"Given the lack of overlap between the two businesses, cost synergies from a deal are likely to be limited to a "modest" $400m according to Blackbird. Using this, and the terms of Blackbird's current proposal as our Base Case, our merger model suggests the transaction would be 3.0% accretive to Blackbird earnings in F17E and delivery a ROIC of 6.1% in year 5."

Selected shareholder feedback

Shareholder 1	*"Transaction multiple is high, potentially delivering a lower than group average ROIC."*
Shareholder 2	*"Calculated ROIC of 5.2% in year 5 is not attractive."*
Shareholder 3	*"ROIC is stretched."*

Source: Broker research

15

1E Structuring Upsides

[Strictly CONFIDENTIAL – Not For Circulation]

Blackbird ROIC Analysis (Based on Analyst Consensus)

Simple Outline of Blackbird's ROIC Analysis (at unaffected)

$m - December FYE	Y3 FY2019E	
Consensus EBITDA	7,217	Selected analysts manual consensus as of November 10th 2016
Impl. Consensus D&A	154	
Consensus EBIT	7,063	
Estimated Amortisation as % of D&A	10%	
Plus Est. Amortisation	16	
EBITA	7,079	
58% of Acquired EBITA	**4,093**	
Illustrative Synergies	485	$400m illustrative run-rate cost synergies plus expected savings from withholding tax on Raven associate income
Implied PF EBITA Acquired	**4,578**	
Tax at Raven rate of 37.0%	(1,694)	
NOPAT	**2,884**	
Post-tax Cost to Achieve Synergies	252	Assumes 1.0x cost to achieve
Post-tax Illustrative Transaction Costs	315	Taxed at Raven's assumed tax rate of 37%
Enterprise Value Acquired	**54,377** (1)	
Total Invested Capital	**54,944**	
ROIC	**5.2%**	

Summary of EV Acquired (at unaffected)

Cash Offer / Share		**$24.13**
Blackbird Share Price (£)		£48.03
FX at unaffected date		1.2250
Blackbird Share Price ($)		$58.84
Exchange Ratio		0.5502x
Equity Offer / Share		**$32.37**
Current Offer Look-through Value		**$56.50**
Diluted Shares at Offer[1]		831.1
Offer Value ($m)		**46,955**
	100%	*58%*
Pension Deficit (post-tax)[2]	1,467	848
Est. Net Debt at Close ($m)	11,368	6,573
Enterprise Value Acquired ($m) (1)		**54,377**

Shareholders and Analysts Reactions

Shareholder 1	"Transaction multiple is high, potentially delivering a lower than group average ROIC"
Shareholder 2	"Calculated ROIC of 5.2% in year 5 is not attractive"
Shareholder 3	"ROIC is stretched"
citi	"the deal is only very modestly EPS accretive, and the ROIC is low" (24-Oct-16)
BNP PARIBAS	"we estimate that ROIC would not meet WACC until year 9. Given such a returns profile, some material EPS accretion would be a welcome offset" (24-Oct-16)

Source: FactSet; Assumes GBPUSD FX of 1.2250 per offer terms. Transaction assumed to close in Q2 2017. Note: ROIC analysis based on unaffected terms.
(1) 1,425.8m Raven shares per 10Q Q3 2016, plus estimated dilution impact of 6.6m RSUs, less 601.4m shares already owned by Blackbird per 28-Sep.-2016 F4 disclosure. (2) $2,237m long term retirement benefits as of September 2016, plus $91m current liability as of 2015 10K, after tax at assumed Raven tax rate of 37%.

16

[Strictly CONFIDENTIAL – Not For Circulation]
1E Structuring Upsides
Blackbird ROIC Analysis (Based on Flight Model)
Simple Outline of Blackbird’s ROIC Analysis (at unaffected)
Key assumptions
1 Offer Terms: $24.13 cash / share + 0.5502x 5 Illustrative transaction costs of $500m Blackbird shares (ROIC analysis based on 6 Raven estimated pension of liability of current prices look-through value)
$2.3bn included on a post-tax basis (37% 2 Illustrative $500m run-rate cost synergies tax rate) (50% in 2018, run-rate in 2019) Constant FX of 1.2250 in forecast period 1.0x cost to achieve 3 Raven assumed tax rate: 37% 4 Tax synergies from withholding tax on Raven associate income
1 ROIC Analysis at Current Offer Terms
Y1 Y2 Y3 Y4 Y5 Y6
£m - December FYE 2017E 2018E 2019E 2020E 2021E 2022E
58% of Raven EBITA pre-synergies 2,930 3,106 3,236 3,437 3,641 3,859 Illustrative Synergies 2 – 204 408 412 416 421
EBITA (post synergies) 2,930 3,310 3,644 3,850 4,057 4,279
Unlevered tax (at Raven tax rate) 3 (1,084) (1,225) (1,348) (1,424) (1,501) (1,583) Illustrative Tax Synergies 4 31 66 69 74 79 84 Tax Savings on Expected Mgmt. Charges 6 12 12 13 13 13
NOPAT 1,883 2,163 2,377 2,512 2,648 2,793
III. Transaction / Financing Costs (Post-tax) 5 257 257 257 257 257 257 III. Cumulative Cost of Synergies (Post-tax) 39 206 257 257 257 257 Illustrative Cumul. Deal and Synergy Costs 296 463 514 514 514 514
Raven Equity Acquired (58%) 38,332 38,332 38,332 38,332 38,332 38,332 Raven Net Debt + Pension (58%) 6 6,058 6,058 6,058 6,058 6,058 6,058 Enterprise Valuation (58% of Raven) 44,390 44,390 44,390 44,390 44,390 44,390
Total Invested Capital 44,686 44,853 44,905 44,905 44,905 44,905
ROIC 4.2% 4.8% 5.3% 5.6% 5.9% 6.2%
Impact of $100m or less in synergies
Additional Cost Synergies ($m) 100.0
FX at unaffected date 1.2250
Additional Cost Synergies (£m) 81.6
Tax at Raven rate of 37.0% (30.2)
Synergies post-tax (£m) 51.4
Aditional ROIC in Year 3 (2019) 0.11%
Addl. Syn. Equity Value at 5.3% (£m) 971.5 Raven DSO at Offer (m) 831.1
Value / Share from Addl. Synergies (£) 1.17 Value / Share from Addl. Synergies ($) 1.43
Source: FactSet; Note: ROIC analysis based on unaffected terms. Assumes GBPUSD FX of 1.2250 per offer terms. Transaction assumed to close in Q2 2017.

[Strictly CONFIDENTIAL – Not For Circulation]
1F Raven Business Plan
Analysis of Potential Business Plan Sensitivities
Potential sensitivities scenarios
9M to Sep-16
Upside Description vs. Sep-15 Base Potential Sensitivity Average
Average industry volume decline
Industry Lower rate of
1 (1.8%) +0.9% volumes decline
(2.5%)
(3.4)%
Average NTO per mille growth
c.0.4% extra 6.0% 6.9%
2 Pricing nominal retail c.5-7%(a) +0.9% pricing growth
Average EBITA margin
50.9% 54.0%
Reductions in
+3.1%
3 Margins COGS and +3.9%
(24% SG&A)
SG&A
Average total market share
35.0% 36.4%
Increases in
4 Market
Newport and +0.3% +1.3% share NAS
Base 17-21 avg. Upside 17-21 avg.
Industry vol EBITA
+30bps +1.2% decline p.a. margin
Combination
5 Blended Market of above NTO per mille growth +30bps share +30bps p.a. growth p.a.
Impact on EBITA / EPS
16-21 EBITA ($bn) CAGR
8.4
5.8 7.5%
6.0%
7.8
5.8
2016 2021
EPS ($)
3.49
9.4%
2.22
3.23 7.7%
2.22
2016 2021
EBITA ($bn)
8.4
5.8 7.5%
7.8
5.8 6.0%
2016 2021
(a) CFO, Q3 Earnings Call 19-Oct-16: “What we’ve seen over the past couple of years is sort of 5% to 7% [pricing growth exc. mix impact] for our business, and I think that’s right where we sit today.”

[Strictly CONFIDENTIAL – Not For Circulation]
2A Share Price Volatility
Drivers of the Share Price Post Announcement
Trading volumes Stock on loan
Arb fund trading post announcement
Yields and broader staples performance
Altria JTi PHILIP MORRIS INTERNATIONAL BRITISH AMERICAN TOBACCO IMPERIAL BRANDS P&G BROWN FORMAN KRAFT Nestle DIAGEO
Shareholder views on “bump” 92 (m) 20 15 Volume 10 5 0
21-Oct 24-Oct 25-Oct 26-Oct 27-Oct 28-Oct 31-Oct 1-Nov 2-Nov 3-Nov 4-Nov 7-Nov 8-Nov 9-Nov
Blackbird 90D: 2.9m Blackbird ADR 90D: 0.6m Raven 90D: 6.7m
loan 1.3% on 1.2% stock 1.1% 1.0% Blackbird 0.9%
21-Oct 23-Oct 25-Oct 27-Oct 29-Oct 31-Oct 2-Nov 4-Nov 6-Nov 8-Nov
0.8% 0.95% 0.93% loan on 0.91% stock 0.89% 0.87% Ravens 0.85% BAT BAT ADR Reynolds BAT Reynolds
US 10 year bond S&P 500 FTSE 100 (10%) (5%) 0% 5% (5%) 5% 15% (10%) (5%) 0% 5% % change % change % change While Blackbird investors are fully on board with strategic intent of “Does not make sense for there to be a big bump; something close to the acquisitions; shareholders have contacted us to be disciplined on current offer.” approach
“There is no need to be crazy with the price as there are no other buyers for
Some negative price reaction has been driven by shareholder RAI.” concerns on potential bump
“Would be against increasing premium further than 20%.”
Any transaction would need to be beneficial to both shareholders
Trading volumes in Blackbird ordinary shares spiked on the day of announcement and remained very strong for two days, before moderating to be marginally higher than the 90 day average Marginal demand in the stock likely now driven by the bow wave of risk arbitrage and event driven money Disclosed short interest in Blackbird has steadily risen from 0.85% prior to announcement to 1.33% today, equating to increases in short position of 0.48% of ISC Consumer Staples, as “bond like” equities, invariably benefit as bond yields move and investors hunt for yield, and vice versa Blackbird’s closest peers and broader consumer peers have witnessed share price decline since Project Flight announcement, driven by the wider macroeconomic sentiment and bond yields Broader markets have been mixed over the same period (FTSE 100 -1.5%, S&P 500 +1.0%) Source: Factset, DataStream 19 Note: Stock on loan data is delayed by T+2

[Strictly CONFIDENTIAL – Not For Circulation]
2B FX Risk
Limited FX Risk in Blackbird Shares Given Offset in Earnings
Blackbird has performed in-line with Puffin on a USD basis since EU Referendum
FX: 1st January 2016 FX: 22nd June 2016 FX: 20th October 2016
1.474 1.469 1.225
Blackbird (£) Blackbird ($) Puffin ($)
Referendum (23rd June 2016) Project Flight Unaffected Date (20th October 2016)
$87.91
£37.7
($55.58)1
£48.03 (+27.4%)
$95.57 (+8.7%)
$58.84 (+5.9%)
Jan-2016 Feb-2016 Mar-2016 Apr-2016 May-2016 Jun-2016 Jul-2016 Aug-2016 Sep-2016 Oct-2016
Source: FactSet.
Note: Blackbird and Puffin share prices indexed to 100 on the 1st of January 2016.

[Strictly CONFIDENTIAL – Not For Circulation]
2C Flowback
Overview of Raven share register
Analysis of total Raven register
Unanalysed 18%
Blackbird 42%
Top 50 40%
Analysis of top 50 Raven holders
Europe 5%
RoW 2%
UK 21%
Ability hold to Blackbird
US 72%
US Passive 21%
Global Active 55%
US Active 23%
Global Passive 1%
Which holders can hold UK equity?
Global Active
— Global or International long only and hedge funds with broad investment mandates
— Focus is on income/growth rather than geography
— Assume minimal to no technical flowback from these funds
Global Passive
— Funds that track a global index of which Blackbird is a part, are able to hold UK paper
— Passive huggers are able to deviate “off-benchmark” within certain restrictions (e.g. no more than 20% of the fund)
— Ability to hold UK equity or ADRs minimises technical flowback
US Active
— Funds largely focused on domestic investments; i.e. do not hold equity investments outside of US (including ADRs)
— Whilst may go off benchmark similar to global passive, as a US mandate a holding in Blackbird is less natural
— Expect some technical selling pressure from these funds
US Passive
— Unable to hold international paper (including ADRs)
— Forced sellers once Raven ceases to form part of US indices
Source: Bloomberg 21

2C Flowback

[Strictly CONFIDENTIAL – Not For Circulation]

Summary of top Raven top 20 shareholders

Raven current top 20

Rank	Institution	Type	Raven total holding	Raven free float holding	Free float analysed	Proportion analysed	Sub fund holdings: Hold international equity?	Sub fund holdings: Hold ADRs?	Sub fund holdings: Blackbird sub-fund holding	Proportion of forced sellers	Free float flowback
1	Capital	Global Active	4.8%	8.3%	8.1%	97%	✓	✓	✓	-	-
2	Vanguard	US Passive	4.4%	7.6%	7.6%	100%[(a)]	✓	✓	×	91.9%	7.0%
3	Invesco	Global Active	4.2%	7.3%	3.3%	45%	✓	✓	✓	8.6%	0.6%
4	Blackrock	US Active	3.3%	5.8%	5.3%	91%	✓	✓	✓	25.9%	1.5%
5	FMR	Global Active	2.3%	4.1%	4.1%	100%[(a)]	✓	✓	✓	19.8%	0.8%
6	State Street	US Passive	2.2%	3.8%	1.7%	45%	✓	×	×	98.1%	3.7%
7	BNY Mellon	Global Active	1.5%	2.6%	1.7%	65%	✓	✓	✓	8.9%	0.2%
8	JP Morgan Chase	US Active	1.1%	1.8%	1.3%	72%	✓	✓	✓	44.1%	0.8%
9	Bank of America	Global Active	1.1%	1.8%	1.8%	100%	×	✓	×	-	-
10	Federated	Global Active	0.8%	1.5%	1.0%	65%	✓	✓	×	0.2%	0.0%
11	Franklin Mutual	Global Active	0.8%	1.5%	1.4%	93%	✓	✓	✓	1.2%	0.0%
12	Woodford	Global Active	0.7%	1.1%	1.1%	100%	✓	×	×	-	-
13	Capita/Woodford EI	Global Active	0.6%	1.1%	1.1%	100%	✓	✓	✓	-	-
14	Evercore	US Active	0.6%	1.1%	1.1%	100%	×	×	×	100.0%	1.1%
15	Janus	US Active	0.6%	1.1%	1.1%	100%[(a)]	✓	×	✓	99.1%	1.1%
16	Northern Trust	US Passive	0.6%	1.1%	0.1%	5%	✓	×	✓	93.4%	1.0%
17	Vontobel	Global Active	0.5%	0.9%	0.5%	53%	✓	✓	✓	24.8%	0.2%
18	TIAA-Cref	Global Active	0.5%	0.9%	0.9%	100%[(a)]	✓	✓	×	25.4%	0.2%
19	UBS	US Active	0.5%	0.9%	0.2%	27%	✓	✓	✓	33.9%	0.3%
20	Wells Fargo	US Passive	0.5%	0.8%	0.1%	18%	✓	✓	✓	30.1%	0.2%
	Holders 1-20			54.9%	43.3%	78.9%				34.2%	18.8%
	Holders 21-50			14.6%	10.4%	71.3%				27.5%	4.0%
	Top 50 total			**69.5%**	**53.7%**	**77.3%**				**32.8%**	**22.8%**
	Holders 51 -			30.5%	n/a	n/a				27.5%	8.4%
	Total			**100%**	**53.7%**	**53.7%**				**31.2%**	**31.2%**

(a) – owing to discrepancies in the available public data from Bloomberg, the sub-fund positions analysed sum to greater than 100% of the stated institutional holding
Source: Bloomberg

22

[Strictly CONFIDENTIAL – Not For Circulation]
2C Flowback
Summary of Flowback Analysis
Flowback waterfall
% held of free float 44.6% 10.4% 14.6% 30.5% 100%
Proportion analysed 80.3% 72.7% 71.3% N/A 77.3%
Flowback proportion 32.9% 39.7% 27.5% 27.5% 31.2%
8.4% 31.2% 13.2%
40%
35% 4.0%
30%
4.1% 8.4% 8.4%
25% 13.2%
1.6%
20% 14.7%
1.6% 1.2% 0.4%
Free float flowback 0.4%
2.4% 13.5%
15% 0.5%
10% 10.7%
5% 6.4%
2.3% 2.5% 0.4%
0% 1.7%
Net flowback of 18% of Raven freefloat at exchange ratio of 0.5502x equates to c.15 days trading in Blackbird
18.0%
18.0%
Holders 1-10 Holders 11-20 Holders 21-50 Rest of register Gross flowback Flowforward(a) Net flowback
Global Active Global Passive US Active US Passive Tail Index
Free float flowback (%) 31.2% 13.2% 18.0%
Raven NOSH flowback (m) 257 109 148
Shares received in
Blackbird(b) 142 60 82
Days trading(c) 25 11 15
(a) index take-up assumed to be 13.2% (Blackbird’s current total index holding)
(b) based on exchange ratio of 0.5502x 23 (c) average total daily trading in Blackbird on Tier 1 exchanges including SA of 5.59 million shares
Source: Bloomberg, Sharetrak

2D Dividends

[Strictly CONFIDENTIAL – Not For Circulation]

Overview of Raven and Blackbird BAU Dividend Timing and Implications of Illustrative Transaction Close Dates


1 Pre-June Close
2 Pre-Aug Close
3 Aug-Sept Close
4 Post-Sept (pre-December) Close
Dividends in Respect of 2017
Blackbird
Raven
(2/3) 2016 Record
(1/3) 2017 Record
(2/3) 2017 Record
Dec'16 Jan'17 Feb Mar Apr May Jun Jul Aug Sep Oct Nov Dec'17 Jan'18 Feb Mar Apr May Jun
Q3'16 Record
Q4'16 Record
Q1'17 Record
Q2'17 Record
Q3'17 Record
Q4'17 Record
Q1'18 Record
(1) 100% Received
–% of Raven 2017 Div. Received
100% of Blackbird 2017 Div. Received
(2) 125% Received
25% of Raven 2017 Div. Received
100% of Blackbird 2017 Div. Received
(3) 92% Received
25% of Raven 2017 Div. Received
67% of Blackbird 2017 Div. Received
(4) 117% Received
50% of Raven 2017 Div. Received
67% of Blackbird 2017 Div. Received
Dividends Paid in 2017
(1) 83% Paid
50% of Raven Div. Paid in 2017
33% of Blackbird Div. Paid in 2017
(2) 108% Paid
75% of Raven Div. Paid in 2017
33% of Blackbird Div. Paid in 2017
(3) 75% Paid
75% of Raven Div. Paid in 2017
–% of Blackbird Div. Paid in 2017
(4) 100% Paid
100% of Raven Div. Paid in 2017
–% of Blackbird Div. Paid in 2017
(2/3) 2016 Record
(2/3) 2016 Paid
(1/3) 2017 Record
(1/3) 2017 Paid
(2/3) 2017 Record
(2/3) 2017 Paid
Q3'16 Paid
Q4'16 Paid
Q1'17 Paid
Q2'17 Paid
Q3'17 Paid
Q4'17 Paid

Note: Based on public filings and analyst consensus dividend per share estimates.

24

2D Dividends

[Strictly CONFIDENTIAL – Not For Circulation]

Summary Overview of Value Implications at Various Transaction Close Dates

Dividends in Respect of 2017

	(1) Illus. Pre-June Close	(2) Illus. Pre-Aug Close	(3) Illus. Aug-Sep Close	(4) Illus. Post-Sep Close
Blackbird and Raven Aligned?	✓	×	×	×
At Close				
% Blackbird Shareholders Have Received	–%	–%	33%	50%
% Raven Shareholders Have Received (A)	–%	25%	25%	67%
Post-Close				
% Raven Shareholders to Receive from Blackbird (B)	100%	100%	67%	50%
Total % Raven Shareholders Has Received in Respect of 2017 (A)+(B)	**100%**	**125%**	**92%**	**117%**
Total Dividends to Raven Share Holders - $ / Share	**1.23**	**1.74**	**1.33**	**1.83**
Total Dividends to Raven Share Holders - $mm	**1,022**	**1,444**	**1,103**	**1,525**
Total Dividends to Raven Share Holders - $ / Share (if adjusted to 100%)	1.23	1.43	1.43	1.63
Total Dividends to Raven Share Holders - $mm (if adjusted to 100%)	1,022	1,188	1,188	1,355
Lower / (Higher) Payment to BAU - $ / Share	***$–***	***+$0.31***	***($0.10)***	***+$0.20***
Lower / (Higher) Payment to BAU - $mm	***$–***	***+$256***	***($85)***	***+$170***

Dividends Paid in 2017

	(1) Illus. Pre-June Close	(2) Illus. Pre-Aug Close	(3) Illus. Aug-Sep Close	(4) Illus. Post-Sep Close
Blackbird and Raven Aligned?	×	×	×	✓
At Close				
% Blackbird Shareholders Have Received	67%	67%	100%	100%
% Raven Shareholders Have Received (A)	50%	75%	75%	100%
Post-Close				
% Raven Shareholders to Receive from Blackbird (B)	33%	33%	–%	–%
Total % Raven Shareholders Has Received in 2017 (A)+(B)	**83%**	**108%**	**75%**	**100%**
Total Dividends to Raven Share Holders - $ / Share	**1.33**	**1.84**	**1.43**	**1.94**
Total Dividends to Raven Share Holders - $mm	**1,105**	**1,527**	**1,186**	**1,608**
Total Dividends to Raven Share Holders - $ / Share (if adjusted to 100%)	1.53	1.73	1.73	1.94
Total Dividends to Raven Share Holders - $mm (if adjusted to 100%)	1,276	1,442	1,442	1,608
Lower / (Higher) Payment to BAU - $ / Share	***($0.20)***	***+$0.10***	***($0.31)***	***$–***
Lower / (Higher) Payment to BAU - $mm	***($170)***	***+$85***	***($256)***	***$–***

Note: Based on public filings and analyst consensus dividend per share estimates.

25

[Strictly CONFIDENTIAL – Not For Circulation]
Appendix

[Strictly CONFIDENTIAL – Not For Circulation]
1A Premium and Reference Trading
Raven’s Unaffected Price Includes Value From Bid Speculation
Consistent Speculation and Rumours of Potential Consolidation
“As part of the agreement between the organizations, a 10-year standstill agreement was initiated, which, in simplest terms, restricted Blackbird from purchasing shares of Raven that would move the ownership level above the 42% level. At the end of July, this 10-year standstill will expire, effectively allowing Blackbird to, if they so desire, purchase shares of Raven in the market. As a result, some on the Street have begun to ask whether this could result in a larger transaction between the two companies” Barclays, 11th February 2014
“Expiration of the standstill will gain attention but we do not see why any material change would make sense (despite the fact that a debt-financed acquisition of the 58% public stake would be ~7% accretive to Blackbird’s EPS)…An acquisition would be unlikely to generate material cost synergies”
Morgan Stanley, 13th February 2014
“Raven rumored to be making a bid for Lapwing – we continue to view a combination as likely but question timing. Also, there has been speculation that Blackbird, which currently owns ~42% of Raven’s stock, could take a majority stake in
Raven after the standstill ends in July 2014”
Wells Fargo, 3rd March 2014
“Having reviewed Blackbird’s strategic options, we conclude that it is quite likely
(say, 50- 50) that Blackbird goes for Option 1, and does buy the rest of Raven fairly soon, because we think there are now arguments that make the acquisition strategically advantageous that didn’t exist previously”
Citi, 10th March 2014
“She [SC] is also known for her savvy integration during key M&A transactions. This last point makes for interesting dialogue given the recent Financial Times article regarding a potential Raven bid for Lapwing or ongoing investor expectations that Blackbird might want to have a larger stake in Raven”
RBC, 16th April 2014
“Blackbird has hired a team of heavyweight bankers that handled its recent purchase of a stake in Raven, fueling speculation it is mulling a full takeover of the US company [Raven].
The Sunday Telegraph, 5th March 2016
Analyst Speculation Around a Potential Takeout Valuation
Upside price target reflects potential Blackbird purchase of Raven:
“[13x 2017e pro-forma EV/EBITDA] reflects greater than expected EPS accretion in 2016 from the Lapwing transaction of ~10% and/or a potential Blackbird purchase of Raven”
Morgan Stanley, 29th July 2015
“At some point, as we have written on in the past, we think Blackbird buys the remaining 58% of Raven that it does not currently own, as has been discussed in the media (Reuters, Bloomberg, Daily Mail and FT Alphaville) but unconfirmed by the companies. This could occur in either one transaction or over time to preserve Blackbird’s balance sheet strength”
Wells Fargo, 30th March 2016
“Probability of Blackbird acquiring Raven remains elevated in our view”
Wells Fargo, 11th February 2016
M&A value included in Goldman Price Target for Raven (prior to suspension given potential advisory position): “We maintain our 12-month price target of $54, based on a blend of 20.5X forward P/E (unchanged) [85% weight] and 12.4X 12-24month EV/EBITDA (M&A value, unchanged) [15% weight]”
Goldman Sachs, 16th March 2016
“Raven isn’t exactly cheap, trading on 22x earnings. The back of our fag packet suggests that acquiring the remaining 58% of Raven at a 30% premium would cost Blackbird just over £39bn”
Jefferies, 7th March 2016
“Our upside case of $65 assumes a Blackbird takeout of the remaining 58% stake in Raven. While we believe the possibility of the takeout happening in the near term is remote, we do acknowledge that Blackbird ultimately acquiring Raven is likely”
RBC, 20th October 2016
Source: Research analysts and news articles.

1B Relative Multiple

[Strictly CONFIDENTIAL – Not For Circulation]

Lapwing Multiple Adjusted for Current Financing Environment

Lapwing acquisition equity value adjusted using Raven and Albatross share prices correlation with 10-year treasury yields and current 10-year treasury yield

Lapwing Consideration Summary

Equity Value	24.8
Cash	(1.0)
Debt	3.6
Enterprise Value	**$27.4**
LTM EBITDA	2.1
Implied EV/EBITDA	**13.1x**

Illustrative Adjusted Multiple

U.S Rate change post Lapwing close to unaffected date:	22.5%
Average of Albatross and Raven share price correlation to rates over 5-years pre-Lapwing unaffected date	0.67
Impl. impact on Lapwing Equity Value	**15.1%**

Equity Value	28.6
Cash	(1.0)
Debt	3.6
Enterprise Value	**$31.2**
LTM EBITDA	2.1
Implied EV/EBITDA	**14.9x**

Source: FactSet as of 8 November 2016.

28

1E Structuring Upsides

[Strictly CONFIDENTIAL – Not For Circulation]

Analyst Transaction Financial Effects Commentary

Broker	Date	Estimated offer price	Transaction financial effects estimate (on current offer price)	Transaction ROIC estimate (on current offer price)	Cost of debt estimate	Synergy estimate	Rebuttal vs. estimate
Morgan Stanley	02-Nov-16	n.a.	6.5% accretive in year 1		2.5% (implied)	$400m	
RBC	27-Oct-16	$59.00[(a)]	4.7% accretive in year 1	4.1% excl. synergies, 4.4% incl. synergies		$400m	– Lowest analyst view on Blackbird and undervalues the potential benefit of the equity component of the offer and the sharing of the potential upside of the combined company
Societe Generale	27-Oct-16	n.a.	6% accretive in year 1		2.0%	$400m	– Aggressive financing cost assumption
Wells Fargo	27-Oct-16	$60.00[(b)]				$500m	– Relies on $100m extra synergies – Standalone Raven valuation ($55 per share) towards upper end of analyst range – Assumes revenue synergies in NGP – Relies on Raven best-in-class R&D
JP Morgan	25-Oct-16	$59.00[(c)]	4% accretive in year 1	ROIC to cover current WACC by 2020	2.75%	$400m	– Analysis based on aggressive cost of financing assumption (2.75%) – Assumption that the full quantum of transaction debt could be put in US entity needs to be validated
BAML	24-Oct-16	n.a.	7% accretive in year 1		2.7%	$400m	
BNP Paribas	24-Oct-16	n.a.	4% accretive in year 1, 6% in year 3	ROIC would not meet WACC until year 9, 5.7% 2020, 6.3% 2022		$400m	
Citi	24-Oct-16	"Few dollars higher"	3% in 2018, 6% in 2019	5.5% in 2020	2.5%	$400m 'high'	– Aggressive financing cost assumption
CLSA	24-Oct-16	$56.50[(d)]	1 – 2% accretive in year 1			$400m	

a) 'Fair value' for Raven based on $400m synergies and WACC of 6.9%
b) Assumed "sweetened offer"
c) Expected final offer price
d) Blackbird "does not seem inclined to raise its offer price" – however could adjust to maintain $56.50 value given share price move
Note: Estimated offer price only included if explicitly mentioned in broker report, not implied based on any sensitivities shown.
Kd: Cost of debt
Source: Broker research

29

1E Structuring Upsides

[Strictly CONFIDENTIAL – Not For Circulation]

Analyst Transaction Financial Effects Commentary

Broker	Date	Estimated offer price	Transaction financial effects estimate (on current offer price)	Transaction ROIC estimate (on current offer price)	Cost of debt estimate	Synergy estimate	Rebuttal vs. estimate
Cowen	23-Oct-16	$62.00[(a)]	8.5% accretive in 2018, 10.1% if Raven's debt refinanced		3.0%	$400m	– Analysis does not factor in correct tax rates and leverage metrics misses assumed Raven debt – Analysis assumes refinancing of Raven existing debt which, while helping to bump future year accretion, will require significant upfront premium which would be NPV negative
Barclays	21-Oct-16	n.a.	3% accretive in 2017	6.1% in year 5 (FY2022)	3.0%	$400m	
Berenberg	21-Oct-16	n.a.	5% accretive in 2017		2.0%	$400m	– Aggressive financing cost assumption
Cenkos	21-Oct-16	n.a.	5% accretive in 2018		5.0%	$400m	– Too conservative assumption on financing cost – Details not disclosed on how accretion number achieved given high financing cost
Credit Suisse	21-Oct-16	n.a.	Mid-single-digit accretive incl. synergies		3.0%	$400m	
Jefferies	21-Oct-16	n.a.	5% accretive in year 1			$400m	– Valuation based on P/E multiple which is c.-1.0x higher than high for Albatross and Raven since Lapwing transaction – Given similar EPS growth profile we believe P/E premium to Blackbird is not justified – If Jefferies target for Raven used, offer price should be looked through using target price for Blackbird
SBG	21-Oct-16	n.a.	5% accretive in 2017		2.8%	$400m	
UBS	21-Oct-16	n.a.				$400m	

a) Expected final offer price of $62
Note: Estimated offer price only included if explicitly mentioned in broker report, not implied based on any sensitivities shown.
Kd: Cost of debt
Source: Broker research

30

[Strictly CONFIDENTIAL - Not For Circulation]
1F Raven Business Plan
Forecast Performance Overview
Shareholder and Growth Metrics (based on FactSet consensus)
EPS CAGR (%) 2016-18E DPS CAGR (%) 2016-18E Average payout ratio (%) 2016-18E
EPS CAGR (%) 2016-18E
11.4% 9.8% 9.7% 9.4% 8.1% 4.7%
BRITISH AMERICAN TOBACCO PHILIP MORRIS RAI ALTRIA IMPERAIL BRANDS JTI
DPS CAGR (5) 2016-18E
11.0% 10.3% 9.3% 8.9% 6.3% 3.4%
RAI IMPERIAL BRANDS BRITISH AMERICAN TOBACCO ALTRIA JTI PHILIP MORRIS
Average payout ratio (%) 2016-18E
86% 78% 78% 65% 63% 59%
PHILIP MORRIS RAI ALTRIA BRITISH AMERICAN TOBACCO IMPERIAL BRANDS JTI
NTO CAGR (%) 2016-18E
NTO CAGR (%) 2016-18E 7.6% 5.5% 5.1% 3.8% 2.9% 2.3%
BRITISH AMERICAN TOBACCO PHILIP MORRIS IMPERIAL BRANDS RAI JTI ALTRIA
EBITDA CAGR (%) 2016-18E
Average EBITDA margin (%) 2016-18E
EBITDA CAGR (%) 2016-18E 39.8% 45.6% 49.1% 49.5% 49.0% 33.4%
9.1% 8.6% 6.5% 5.3%, 4.3% 3.5%
BRITISH AMERICAN TOBACCO PHILIP MORRIS RAI ALTRIA IMPERIAL BRANDS JTI
Forecast dividend yield (%) 2016-18E
Forecast dividend yield (%) 2016-18E
4.6% 4.5% 4.2% 4.2% 3.7% 3.5%
IMPERIAL BRANDS PHILIP MORRIS RAI ALTRIA BRITISH AMERICAN TOBACCO JTI
(a) Based on unaffected share price as of 20 October 2016
Source: Company information, FactSet as of 27 October 2016 31

[Strictly CONFIDENTIAL - Not For Circulation]
1F Raven Business Plan
Historical Performance Overview
Shareholder Metrics
EPS CAGR (%) 2010-15
EPS CAGR (%) 2010-15
25.6% 9.7% 8.1% 4.2% 3.7% 2.7%
JTI RAI ALTRIA IMPERIAL BRANDS BRITISH AMERICAN TOBACCO PHILIP MORRIS
DPS CAGR (%) 2010-15
DPS CAGR (5) 2010-15
29.2% 10.7% 10.4% 8.1% 7.8% 6.2%
JTI IMPERIAL BRANDS PHILIP MORRIS RAI ALTRIA BRITISH AMERICAN TOBACCO
Average payout ratio (%) 2010-15
Average payout ratio (%) 2010-15
77% 75% 70% 68% 57% 46%
ALTRIA RAI PHILIP MORRIS BRITISH AMERICAN TOBACCO IMPERIAL BRANDS JTI
Share price growth (%) L5Y(a)
Share price growth (%) L5Y
141% 127% 107% 74% 72% 40%
RAI ALTRIA JTI IMPERIAL BRANDS BRITISH AMERICAN TOBACCO PHILIP MORRIS
Total shareholder return (%) L5Y(a)
Total shareholder return (%) L5Y
203% 187% 138% 117% 110% 74%
RAI ALTRIA JTI IMPERIAL BRANDS BRITISH AMERICAN TOBACCO PHILIP MORRIS
Average dividend yield (%) 2010-15
Average dividend yield (%) 2010-15
5.3% 5.2% 4.7% 4.5% 4.4% 2.8%
ALTRIA RAI IMPERIAL BRANDS BRITISH AMERICAN TOBACCO PHILIP MORRIS JTI
(a) Based on unaffected share price as of 20 October 2016
Source: Company information, FactSet as of 27 October 2016 32

2D Dividends

[Strictly CONFIDENTIAL – Not For Circulation]

Implications on Value under BAU at Various Transaction Close Dates

Dividends in Respect of 2017

	(2) Illus. Pre-August Close				(3) Illus. August-September Close				(4) Illus. Post-September Close			
	Receive?	%BAU	£	$	Receive?	%BAU	£	$	Receive?	%BAU	£	$
Raven Dividends												
Q1'17 Dividend (Dec. May-17 / Rec. Jun-17)	✓	25%		0.51	✓	25%		0.51	✓	25%		0.51
Q2'17 Dividend (Dec. Jul-17 / Rec. Sep-17)	×	–%		–	×	–%		–	✓	25%		0.51
Q3'17 Dividend (Dec. Dec-17 / Rec. Dec-17)	×	–%		–	×	–%		–	×	–%		–
Q4'17 Dividend (Dec. Feb-18 / Rec. Mar-18)	×	–%		–	×	–%		–	×	–%		–
Raven Dividends in Respect of 2017 (A)		25%		0.51		25%		0.51		50%		1.02
Memo: Implied Cash to 831mm (58%) Shares from Raven ($mm)				$422				$422				$844
Blackbird Dividends												
1/3 2017 Dividend (Dec. Jul-17 / Rec. Aug-17)	✓	33%	0.61	0.75	×	–%	–	–	×	–%	–	–
2/3 2017 Dividend (Dec. Feb-18 / Rec. Mar-18)	✓	67%	1.22	1.49	✓	67%	1.22	1.49	✓	67%	1.22	1.49
Total Blackbird 2017 DPS on Record		100%	1.82	2.24		67%	1.22	1.49		67%	1.22	1.49
Adj. from per Blackbird Share to per Raven Share (Exchange Ratio)			0.5502	0.5502			0.5502	0.5502			0.5502	0.5502
Blackbird Dividends in Respect of 2017 (B)		100%	1.00	1.23		67%	0.67	0.82		67%	0.67	0.82
Memo: Implied Cash to 831mm (58%) Shares from Blackbird ($mm)				$1,022				$681				$681
Total Dividends to Raven Shareholders in Respect of 2017 (A)+(B)		125%		1.74		92%		1.33		117%		1.83
Memo: Implied Cash to 831mm (58%) Shares ($mm)				$1,444				$1,103				$1,525
Surplus / (Shortage) to Model[1]				+$98				($243)				+$179

Dividends Paid in 2017

	(2) Illus. Pre-August Close				(3) Illus. August-September Close				(4) Illus. Post-September Close			
	Paid?	%BAU	£	$	Paid?	%BAU	£	$	Paid?	%BAU	£	$
Raven Dividends												
Q3'16 Dividend (Rec. Dec-16 / Paid Jan-17)	✓	25%		0.46	✓	25%		0.46	✓	25%		0.46
Q4'16 Dividend (Rec. Mar-17 / Paid Apr-17)	✓	25%		0.46	✓	25%		0.46	✓	25%		0.46
Q1'17 Dividend (Rec. Jun-17 / Paid Jul-17)	✓	25%		0.51	✓	25%		0.51	✓	25%		0.51
Q2'17 Dividend (Rec. Sep-17 / Paid Oct-18)	×	–%		–	×	–%		–	✓	25%		0.51
Raven Dividends Paid in 2017 (A)		75%		1.43		75%		1.43		100%		1.94
Memo: Implied Cash to 831mm (58%) Shares from Raven ($mm)				$1,186				$1,186				$1,608
Blackbird Dividends												
2/3 2016 Dividend (Rec. Mar-17 / Paid May-17)	✓	–%	–	–	×	–%	–	–	×	–%	–	–
1/3 2017 Dividend (Rec. Aug-17 / Paid Sep-17)	✓	33%	0.61	0.75	×	–%	–	–	×	–%	–	–
Total Blackbird DPS Paid in 2017		33%	0.61	0.75		–%	–	–		–%	–	–
Adj. from per Blackbird Share to per Raven Share (Exchange Ratio)			0.5502	0.5502			0.5502	0.5502			0.5502	0.5502
Blackbird Dividends Paid in 2017 (B)		33%	0.33	0.41		–%	–	–		–%	–	–
Memo: Implied Cash to 831mm (58%) Shares from Blackbird ($mm)				$341				$–				$–
Total Dividends Paid to Raven Shareholders in 2017 (A)+(B)		108%		1.84		75%		1.43		100%		1.94
Memo: Implied Cash to 831mm (58%) Shares ($mm)				$1,527				$1,186				$1,608
Surplus / (Shortage) to Model[1]				+$39				($301)				+$120

(1) Based on dividend payment of $1,346m ($1.62 per share) in respect of 2017 and dividend payment of $1,488m ($1.79 per share) in 2017.

33

[Strictly CONFIDENTIAL - Not For Circulation]
Flowback Materials

[Strictly CONFIDENTIAL - Not For Circulation]
Agenda
1 Understanding the Raven register
2 Flowback and shareholder vote
3 Timetable / phases of the transaction

[Strictly CONFIDENTIAL – Not For Circulation]
Register analysis methodology
Understanding the Raven Register 1
Bottom up analysis
• Bottom-up approach to Raven register analysis, sourced from Bloomberg which includes 13F filings in addition to Bloomberg’s direct mutual fund sources
- Institution level holding reliable, provides reasonable composition of full register (c.97% of FF) - Sub-fund level data more sporadic, covering only a proportion of each institution’s holding, data increasingly unreliable further down the register
- Sub-fund data below Top 50 holdings highly unreliable or unavailable
- For Top 20 holders of Raven, we have been able to analyse 79% of each institution’s holding by sub-fund. This figure drops to 71% for shareholders 21-50
- As limited sub-fund data is available for Raven holders below Top 50, we have made an assumption on the composition of the balance of the register, which recognises that
- index or passive holders are ordinarily confined to higher up; and
- smaller holders are often US domestic focused and unnatural holders of UK paper
Global v Domestic
• For each sub-fund we assess type by analysing existing international holdings (both Equities and ADRs) and reference benchmark
- Global - able to hold international equities and/or ADRs
Index funds that track international indices that Blackbird may well be part of
Quasi-passive funds that are benchmarked to international indexes but have capacity within mandate to hold stocks “off-benchmark”
Active holders, some of whom already own Blackbird
- Domestic - unable to hold international equities or ADRs
Can be domiciled in US or elsewhere, but closely benchmark or track domestic indices only and hold no international equities or ADRs
Full Raven register – free float analysed
71% analysed by sub-fund Unanalysed 18%
Holders 21-50 8%
Blackbird 42%
Top 20 32%
79% analysed by sub-fund
% Raven free float analysed
Unanalysed 30%
Top 20 55%
Holders
21-50 15%
Source: Bloomberg

[Strictly CONFIDENTIAL - Not For Circulation]
Register analysis methodology (continued)
Understanding the Raven Register 1
Vote Risk
Flowforward
Expected technical flowback
• In calculating expected technical flowback, we assess the proportion of analysed sub-funds we believe would be forced sellers of Blackbird equity
• Figure is then extrapolated over the entire institution’s holding, providing an approximate level of expected forced selling
• For Raven holders below Top 50, where sub-fund analysis is not possible, we make an assumption on the overall level of flowback
- As index holders are largely contained at the top of the register, and smaller holders can often be domestic focused, we extrapolate the proportion of expected technical flowback from shareholders 21-50, as a representation of the balance of the register, over the tail
- In addition to technical flowback from those funds unable to hold Blackbird equity, we have also assessed large cross-holdings to assess the risk of forced selling from overweight positions where combined holding concentration could be too high for sub-fund mandates
- Capital (Income Fund of America & American Capital Income Builder), Invesco UK High Income, Woodford Equity Income and Government Pension Investment Fund of Japan all have existing positions in Blackbird > 0.5% of total ISC and therefore sizeable cross-holding
- We believe only Invesco UK High Income may experience technical mandate pressure as holdings in Raven and Blackbird are the two largest positions in the fund and over 10% in total, however fund manager Mark Barnett may be able to reallocate holdings to alternative mandates within the very sizeable organisation
• Level of flowback is mitigated to a certain extent by flowforward from index/passive trackers of indices of which Blackbird is a part
- Increased weighting of the enlarged Blackbird in those indices creates technical buying demand
• The approximate total index holding of Blackbird is 13.2% as sourced from the company share register, flowback will therefore be offset by 13.2% of the freefloat of Raven flowing-forward given the equivalent increased weighting of Blackbird in indexes tracked
• Whilst each individual institution’s view of the transaction may be influenced by their ability (or inability) to hold Blackbird stock, they have a fiduciary duty to assess each corporate action on its merits
- If Raven’s share price does not trade up on the deal announcement (either due to a premium in the offer or due to deal value being capitalised in Blackbird’s share price and thereby increasing the offer value to Raven shareholders) then the level of technical flowback may be a reasonable approximation of minimum vote risk. This is because forced sellers would be unable to realise value
• Although it is not possible to analyse the register by sub-fund below Top 50, from a vote perspective smaller holders can be more inclined to rely on external proxy research recommendations from advisory agencies such as ISS, PIRC and Glass-Lewis
Source: Bloomberg, Sharetrak 37

[Strictly CONFIDENTIAL - Not For Circulation]
Illustrative assessment of flowback timing
Timetable / phases of the transaction 3
- Our experience suggests that cross border offers typically exhibit volume characteristics similar to those highlighted here
- There are usually two principal phases of technical flowback (announcement of agreed deal and completion) and both have different drivers
- Share price (and therefore offer value) can be volatile as a result of the impact of flowback
Illustrative trading pattern
Key periods of investor messaging
Closing
A B C D E
Volume (m)
Potential periods of share price pressure Volume
A - Announcement of approach B - Announcement of agreed deal C - After announcement D - Near closing (close to shareholder vote) E - Closing (post shareholder vote)
- Blackbird price under pressure initially
- Risk can be mitigated through careful messaging around being disciplined on value
- Volumes higher than usual although, investors and arbitrage funds likely await more certainty
- Blackbird price may come under pressure in initial days while market digests the deal terms although heavily dependent on investors’ initial perception of value
- Investor roadshow commences
- Volumes high during this time as arbitrage funds buy Raven and sell short Blackbird in anticipation of flowback
- After any initial price pressure and exceptional volumes, marketing efforts and roadshows should create a positive share price momentum driven by deal benefits
- Volumes fall to more normal levels
- This will continue until regulatory clearances are received and market can ascertain likely result of shareholder votes
- Real flowback begins as deal certainty increases
- Volumes high and price volatile
- Refreshed investor campaign
- Arbitrage funds who took short positions in Blackbird in period A use flowback to close their positions
- Selling pressure partially absorbed by demand from active investors supportive of deal
- On closing, Raven index holders will sell and other flowback not already traded will take place
- Blackbird index buyers will now participate (flowforward)
- Volumes fall to normal trading levels and enlarged group is valued on fundamentals
Level of flowback